UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2004

Axcelis Technologies, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts		01915
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 787-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities

On November 18, 2004, Axcelis Technologies, Inc. (the “Company”), in an employee communication, committed Axcelis to an exit plan involving the termination of employees under a plan of termination described in paragraph 8 of FASB Statement of Financial Accounting Standards No. 146 “Accounting For Costs Associated With Exit or Disposal Activities”, under which material charges will be incurred under generally accepted accounting principles.

(a)

The Company committed to the course of action on November 18, 2004. On November 24, 2004, the company issued a press release announcing the consolidation of the administrative offices and development and customer support operations of its Cleaning and Curing product group, based in Rockville, Maryland, into its headquarters and manufacturing facility in Beverly, MA. The relocation is expected to be completed in the third quarter of 2005. The consolidation is part of the Company’s ongoing initiative to reduce its fixed cost infrastructure and to enhance profitability and cash flow. This press release is included herein as Exhibit 99.1.

(b)

At the time of this filing, the company is unable in good faith to make a determination of the estimates of the amounts required by 2.05 (b). The Company shall file an amended report on Form 8-K under this Item 2.05 within four business days after it makes a determination of such estimates or range of estimates.

(c)	The company estimates that the costs of the consolidation to be incurred over the next three quarters to be approximately $10 million.

(d)	The company estimates that approximately $8.5 million of the total cost of the consolidation is expected to result in future cash expenditures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2004	Axcelis Technologies, Inc.

	By:	/S/ STEPHEN G. BASSETT
Stephen G. Bassett
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated November 24, 2004